Exhibit a(7)

FOR IMMEDIATE RELEASE

Contact for Melamine Chemicals, Inc.:
Fred Huber, President and Chief Executive Officer
Wayne D. DeLeo, Vice President and Chief Financial Officer
Telephone:  (504) 473-3121
Fax:  (504) 473-0550



  MELAMINE CHEMICALS, INC. ANNOUNCES EARLY TERMINATION  OF
           THE HART-SCOTT-RODINO WAITING PERIOD
   RELATING TO THE TENDER OFFER BY BORDEN CHEMICAL, INC.
      FOR THE COMMON STOCK OF MELAMINE CHEMICALS, INC.

     DONALDSONVILLE, LOUISIANA -- October 31, 1997 -- Melamine Chemicals, Inc. announced today that it has received notification of early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 in connection with the acquisition of the Company by Borden Chemical, Inc. pursuant to a tender offer commenced on October 15, 1997.

     The tender offer and withdrawal rights thereunder will expire at 12:00 Midnight, New York City time, on Thursday,
November 13, 1997, unless the tender offer is extended.

     Melamine Chemicals, based in Donaldsonville, La., is engaged in the production and marketing of melamine crystal. Melamine Chemicals is also active in the development of new melamine process and application technology. The Company is one of only two producers of melamine in North America and one of the three largest worldwide.